NEWS RELEASE

OLD NATIONAL BANCORP

FOR IMMEDIATE RELEASE May 12, 2016 Contacts:	NASDAQ: ONB oldnational.com
Media:
Kathy A. Schoettlin – (812) 465-7269 Executive Vice President – Communications

Old National Bancorp announces Executive Leadership changes

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Jim Sandgren appointed President and Chief Operating Officer
Jim Ryan becomes Senior Executive Vice President, Chief Financial Officer
Chris Wolking named Senior Executive Vice President, Capital Markets & Specialty Products
Daryl Moore named Senior Executive Vice President, Chief Credit Executive
Scott Evernham appointed Executive Vice President, Old National Wealth Management

Evansville, Ind. (May 12, 2016) – Old National Bancorp has announced the following changes to its Executive Leadership Group. All changes are effective immediately.

Jim Sandgren, formerly Chief Banking Officer, has been appointed President and Chief Operating Officer of Old National Bancorp. In this role, he will continue to manage the banking division along with Wealth Management and Investments, assuming responsibility for the majority of revenue areas within the company. “As Chief Banking Officer, Jim has instilled an energy, focus and spirit of collaboration throughout the company that has inspired record production,” said Old National Chairman and CEO Bob Jones. “I am confident that he will continue this highly collaborative and exceptionally effective leadership style in his new role.”

Jim Ryan, formerly Executive Vice President, Corporate Development and Mortgage Banking, will assume the role of Senior Executive Vice President, Chief Financial Officer, a move that enables Old National to combine finance, investor relations and corporate development and strategy under one umbrella. “Jim is an innovative and energetic leader who brings a wealth of financial experience and expertise to this role. I am confident that under his leadership Old National will be exceptionally well positioned for future growth and success,” said Jones.

Chris Wolking will transition from Chief Financial Officer to Senior Executive Vice President, Capital Markets & Specialty Products. In this newly created position, he will manage Indirect Lending, Mortgage Banking, and Capital Markets. This will allow for a more cohesive, focused approach and strategy in managing all non-relationship/balance sheet-driven products. “Chris’s expertise in and passion for Capital Markets is unparalleled, and this newly created position will leverage his strengths to drive high performance in this critical area,” said Jones.

Chief Credit Officer Daryl Moore has been named Senior Executive Vice President, Chief Credit Executive. In this elevated and expanded role, Daryl will focus intently on credit policy and strategy while maintaining the ultimate responsibility for Old National’s credit performance. “Daryl’s knowledge of and expertise in credit markets and credit metrics is without parallel, and I have no doubt that he will excel in this expanded strategic role,” said Jones.

Scott Evernham, formerly President of Old National Insurance, has been appointed Executive Vice President of Old National’s Wealth Management Division, replacing Carrie Ellspermann who will assume the newly created role of Chief Talent Development Manager. Prior to being appointed President of Old National Insurance, Scott was a key member of Old National’s legal team for more than a decade. During this time, he worked closely with Old National’s Wealth Management division on a number of initiatives. “Scott Evernham is an exceptional leader whose talent and willingness to take on responsibility for our Wealth Management division allows us to fulfill a request by Carrie Ellspermann to shift into a role that will allow her to explore her passion for talent development,” said Jones. Ellspermann will focus on executive development and leadership development initiatives throughout the Old National footprint; she will also champion a new Women’s Executive Development Resource Group.

“These leadership changes position Old National to take the next step on our high performance journey by enabling us to better focus on emerging growth areas. In addition, these actions deepen our bench strength and allows for natural leadership succession.” said Jones.

About Old National

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana. With $11.9 billion in assets, as of March 31, 2016, it ranks among the top 100 banking companies in the U.S.  Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky, Michigan and Wisconsin. In addition to providing extensive services in retail and commercial banking, investments and brokerage, Old National’s Wealth Management Division is a Top 100 Fiduciary. For more information and financial data, please visit Investor Relations at oldnational.com.

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